                                                                                                                                                                                                                        Exhibit 99.4

News Release

Investor Contact:                                                                                                                                                                                                     Media Contact:
Mark Bierley                                                                                                                                                                                                             Anne Roman
(734) 477-4105                                                                                                                                                                                                           (734) 477-1392

Borders Group Reports Fourth Quarter, Full Year 2009 Results

Conference call tomorrow, April 1 at 10:30 a.m. Eastern

ANN ARBOR, Mich., March 31, 2010—Borders Group, Inc. (NYSE: BGP) today reported results for its fiscal fourth quarter and full year 2009, ended January 30, 2010. Highlights include:

•
Earnings per share from continuing operations in the fourth quarter improved to $0.91 from $0.48 in the same period one year ago. For the full year, the loss from continuing operations improved to $1.83 per share compared to a loss from continuing operations of $3.07 per share in 2008.

•
Income from continuing operations in the fourth quarter improved to $59.9 million from $28.9 million in the same period a year ago. On a full year basis, the loss from continuing operations improved to $110.2 million compared to a loss of $184.7 million in 2008.

•
Adjusted EBITDA for the fourth quarter was $91.3 million on total consolidated sales of $937.3 million compared to adjusted EBITDA of $132.6 million on sales of $1.1 billion for the same period a year ago.  For the full year, adjusted EBITDA was $67.0 million on total consolidated sales of $2.8 billion compared to adjusted EBITDA of $107.7 million on total consolidated sales of $3.2 billion in 2008.

•	Debt net of cash at the end of the fourth quarter was $245.0 million, a $37.6 million or 13.3% reduction from the prior year.

•
Comparable store sales in the fourth quarter declined 14.0% and 8.5% in the Borders and Waldenbooks segments, respectively.  For the full year, comparable store sales declined 14.4% and 8.1% in the Borders and Waldenbooks segments, respectively.

“Restoring the financial health and profitability of the company remains our top priority,” said Borders Group Interim President and Chief Executive Officer Mike Edwards. “We took important steps toward this goal with the long-term extension of our existing credit facility and the additional capital provided by the new term loan. We have made significant operational and financial improvements and will maintain those disciplines as we shift our focus now to growing market share by acquiring, engaging and retaining customers through a transformation of the Borders brand. I’m pleased with the cooperation we have received from our bank group, lenders, vendors, partners and associates who share our vision for a successful Borders.”

-more-

Borders Group—2
Consolidated Results

All earnings/loss figures reported throughout this news release are on a GAAP basis unless otherwise noted.

Fourth quarter total consolidated sales were $937.3 million, down 13.3% from the same period a year ago. For the full year, total consolidated sales were $2.8 billion, a 13.9% decrease from 2008.

Borders Group generated fourth quarter income from continuing operations of $59.9 million or $0.91 per share compared to income from continuing operations of $28.9 million or $0.48 per share for the same period a year ago. For the full year, the company generated a loss from continuing operations of $110.2 million or $1.83 per share compared to a loss from continuing operations of $184.7 million or $3.07 per share in 2008.  Fourth quarter and full year 2009 results were impacted favorably by a $32.4 million tax refund related to the extension of the net operating loss carryback provision.

Gross margin as a percent of sales decreased in the fourth quarter 2.2% from 27.1% to 24.9%. The shift from lower margin multimedia product to higher margin gifts and stationery and kids categories had a positive impact on gross margin. However, this shift did not offset the negative impact of the de-leveraging of occupancy costs as a percent of sales, which resulted from the comparable store sales decline. Gross margin was also negatively impacted by product markdowns in Waldenbooks Specialty Retail stores that closed during the quarter. For the full year, gross margin as a percent of sales decreased 1.7% from 24.3% to 22.6%.

SG&A as a percent of sales increased in the fourth quarter 0.7% from 20.3% to 21.0%, but declined in dollars by $22.7 million due to the company’s aggressive expense reduction initiatives, which were partially offset by de-leveraging due to negative sales trends. For the full year, SG&A as a percent of sales improved 0.4% from 25.9% to 25.5%.  In dollars, for the full year, SG&A declined $131.1 million.

At the end of the fourth quarter, inventory investment was $873.8 million, down $41.4 million or 4.5% from the prior year. The inventory decline was primarily attributed to the closure of Waldenbooks Specialty Retail stores.

Operating cash flow for the fourth quarter was $138.4 million compared to $219.2 million for the same period a year ago. For the full year, the company generated operating cash flow of $56.1 million compared to $233.6 million in 2008. The 2008 cash flow was primarily the result of significant inventory reductions that took place in the fourth quarter of that year.

Fourth quarter capital expenditures were $6.7 million compared to $7.9 million for the same period a year ago. For the full year, capital expenditures were $17.9 million compared to $79.9 million in 2008 as management continued to conserve capital.

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Borders Group—3

Year-end debt net of cash totaled $245.0 million compared to debt net of cash at the end of 2008 of $282.6 million, a $37.6 million or 13.3% decrease.

Borders Superstores

Total sales at Borders superstores in the fourth quarter were $723.1 million, down 14.2% from a year ago. For the full year, total segment sales were $2.3 billion, down 13.7% from 2008.  Comparable store sales at Borders decreased by 14.0% in the fourth quarter and decreased by 14.4% for the full year.  Factoring out multimedia, comparable store sales at Borders decreased 10.2% in the fourth quarter and decreased 10.8% for the full year.

Operating income in the fourth quarter was $33.0 million compared to $17.1 million for the same period a year ago. For the full year, the operating loss improved to $47.1 million from $100.9 million in 2008.

The company closed five Borders superstores during the fourth quarter and closed seven Borders stores in fiscal 2009, ending the year with a total of 508 Borders superstore locations.

Waldenbooks Specialty Retail

Total fourth quarter sales at stores within the Waldenbooks Specialty Retail segment were $163.0 million, a 16.7% decline from same period last year. For the full year, total segment sales were $387.3 million, down 19.3% from 2008 due to store closures. Comparable store sales in the fourth quarter declined 8.5% and declined 8.1% for the full year.

The segment generated a fourth quarter operating loss of $13.4 million compared to operating income of $11.5 million for the same period a year ago. For the full year, there was an operating of loss of $33.3 million compared to an operating loss of $27.5 million in 2008.

The company closed 186 Waldenbooks Specialty Retail locations in the fourth quarter, bringing the fiscal 2009 closure total to 212. Borders Group ended fiscal 2009 with a total of 175 locations in the segment.

International

Total fourth quarter sales within the International segment were $51.2 million, which is up 18.5% compared to the same period a year ago. Excluding the impact of foreign currency translation, fourth quarter total sales increased 10.5%. For the full year, total International sales were $138.0 million, which is up by 1.0% over 2008. Excluding currency translation, full year total sales increased by 9.8%. Comparable store sales for Paperchase increased 11.3% in the fourth quarter and increased 9.7% for the year.

The International segment generated operating income of $3.9 million in the fourth quarter compared to operating income of $5.5 million for the same period a year ago. For the full year, operating income was $0.9 million compared to $3.7 million in 2008.

-more-

Borders Group—4

Conference Call Tomorrow, April 1 at 10:30 a.m. Eastern

Management will hold a conference call tomorrow at 10:30 a.m. Eastern. This call will be webcast by Thomson Financial and can be accessed at www.bordersgroupinc.com. A replay will be accessible on the Web site through April 30. In addition, a replay phone service will be available toll-free at 800-221-1283 or for international calls at 402-220-3753. The phone service will be available through April 16 until 11:59 p.m. Eastern.

Annual Meeting Set for May 20

Borders Group plans to hold its annual meeting of shareholders May 20, 2010 at 11:30 a.m. Eastern at the Ann Arbor Marriott Ypsilanti Eagle Crest, 1275 S. Huron St., Ypsilanti, Mich. 48197.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "expect," "planning," "possibility," "opportunity," "goal," "will," "may," "intend," "anticipates," "working toward" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial condition and performance (including earnings per share, the profitability of Waldenbooks, liquidity, cash flows, debt levels, market share growth and other sales information, inventory levels and capital expenditures), its cost reduction initiatives and plans for store closings and the expansion of product categories, including eBook content. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements.

These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital--including vendor credit--to fund the company's operations and to carry out its strategic plans; adverse litigation results or other claims and the performance of the company's information technology systems.

The company's periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###

Borders Group, Inc. Financial Statements
(amounts in millions, except per share amounts)
Unaudited
Sales and Earnings Summary
	Quarter Ended		Year Ended
	January 30, 2010	January 31, 2009 (1)	January 30, 2010		January 31, 2009 (1)
Borders Superstores	$723.1	$842.5	$2,265.8		$2,625.4
Waldenbooks Specialty Retail	163.0	195.6	387.3		480.0
International	51.2	43.2	138.0		136.7
Total sales	937.3	1,081.3	2,791.1		3,242.1
Other revenue	9.2	6.4	32.8		33.3
Total revenue	946.5	1,087.7	2,823.9		3,275.4
Cost of goods sold, including occupancy costs	713.4	794.3	2,191.3		2,484.8
Gross margin	233.1	293.4	632.6		790.6
Selling, general and administrative expenses	196.4	219.1	711.3		842.4
Goodwill impairment	-	40.3	-		40.3
Asset impairments and other writedowns	15.2	7.0	16.2		57.1
Operating income (loss)	21.5	27.0	(94.9)		(149.2)
Interest expense	6.1	11.0	24.1		45.4
Warrant/put expense (income)	(14.4)	(12.9)	20.7		(40.1)
Total interest expense (income)	(8.3)	(1.9)	44.8		5.3
Income (loss) before income taxes	29.8	28.9	(139.7)		(154.5)
Income taxes (benefit)	(30.1)	-	(29.5)		30.2
Income (loss) from continuing operations	$59.9	$28.9	$(110.2)		$(184.7)
Loss from operations of discontinued operations (net of tax)	-	-	-		(1.7)
Gain (loss) from disposal of discontinued operations (net of tax)	-	0.7	0.8		(0.3)
Gain (loss) from discontinued operations (net of tax)	-	0.7	0.8		(2.0)
Net Income (loss)	$59.9	$29.6	$(109.4)		$(186.7)

Diluted (Basic) EPS from continuing operations	$0.91	$0.48	$(1.83)		$(3.07)
Diluted (Basic) EPS from discontinued operations	$-	$0.01	$0.01		$(0.03)
Diluted (Basic) EPS including discontinued operations	$0.91	$0.49	$(1.82)		$(3.10)
Weighted avg. common shares	65.8	60.6	60.1		60.2
Comparable Store Sales
Borders Superstores	(14.0%)	(15.3%)	(14.4%)		(10.8%)
Waldenbooks Specialty Retail	(8.5%)	(4.7%)	(8.1%)		(5.1%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended		Year Ended
	January 30, 2010	January 31, 2009 (1)	January 30, 2010		January 31, 2009 (1)
Borders Superstores	77.1%	77.9%	81.2%		81.0%
Waldenbooks Specialty Retail	17.4	18.1	13.9		14.8
International	5.5	4.0	4.9		4.2
Total sales	100.0	100.0	100.0		100.0
Other revenue	1.0	0.5	1.2		1.0
Total revenue	101.0	100.5	101.2		101.0
Cost of goods sold, including occupancy costs	76.1	73.4	78.6		76.7
Gross margin	24.9	27.1	22.6		24.3
Selling, general and administrative expenses	21.0	20.3	25.5		25.9
Goodwill impairment	-	3.7	-		1.2
Asset impairments and other writedowns	1.6	0.7	0.6		1.8
Operating income (loss)	2.3	2.4	(3.5)		(4.6)
Interest expense	0.6	1.0	0.9		1.3
Warrant/put expense (income)	(1.5)	(1.2)	0.7		(1.2)
Total interest expense (income)	(0.9)	(0.2)	1.6		0.1
Income (loss) before income taxes	3.2	2.6	(5.1)		(4.7)
Income taxes (benefit)	(3.2)	-	(1.1)		0.9
Income (loss) from continuing operations	6.4%	2.6%	(4.0	) %	(5.6	) %
(1) The results of Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	January 30,	January 31,
	2010	2009
Assets
Cash and cash equivalents	$37.0	$53.6
Merchandise inventories	873.8	915.2
Other current assets	77.5	102.4
Property and equipment, net	392.8	494.2
Other assets and deferred charges	43.8	43.4
Goodwill	0.3	0.2
Total assets	$1,425.2	$1,609.0
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$275.4	$329.8
Trade accounts payable	350.8	350.0
Other current liabilities	301.5	313.9
Long-term debt	6.6	6.4
Other long-term liabilities	332.6	345.8
Total liabilities	1,266.9	1,345.9
Total stockholders' equity	158.3	263.1
Total liabilities, minority interest and stockholders’ equity	$1,425.2	$1,609.0

	Store Activity Summary
	Quarter Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Borders Superstores
Beginning number of stores	513	519	515	509
Openings	-	1	-	12
Closings	(5)	(5)	(7)	(6)
Ending number of stores	508	515	508	515
Ending square footage (in millions)	12.6	12.8	12.6	12.8

Waldenbooks Specialty Retail Stores(1)
Beginning number of stores	361	467	386	490
Openings-Airport Stores	-	3	1	8
Closings	(186)	(84)	(212)	(112)
Ending number of stores	175	386	175	386
Ending square footage (in millions)	0.6	1.4	0.6	1.4

                                                                                                             (1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Financial Statements (dollars in millions) Unaudited Condensed Consolidated Statements of Cash Flows
			Year Ended
	Quarter Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
CASH PROVIDED BY (USED FOR):
OPERATIONS
Income (loss) from continuing operations	$59.9	$28.9	$(110.2)	$(184.7)
Adjustments to reconcile loss from continuing operations to operating cash flows:
Depreciation	22.9	24.7	98.8	107.1
Loss of disposal of assets	2.5	0.6	3.8	1.9
Stock-based compensation cost	(0.5)	(2.0)	(0.3)	3.0
Increase (decrease) in warrant liability	(14.4)	(12.8)	8.8	0.8
Change in other long-term assets, liabilities and deferred charges	(11.4)	26.2	(27.1)	42.4
Write-off of intangible asset	-	-	16.2	-
Goodwill impairment	-	40.3	-	40.3
Asset impairment and other writedowns	15.2	7.0	16.2	57.1
Decrease in inventories	282.7	340.8	43.9	321.4
Decrease in accounts payable	(253.8)	(263.7)	0.2	(160.2)
Cash provided by other current assets and other current liabilities	35.3	29.2	5.8	4.5
Net cash provided by operating activities of continuing operations	138.4	219.2	56.1	233.6
INVESTING
Capital expenditures	(6.7)	(7.9)	(17.9)	(79.9)
Investment in Paperchase	-	(3.6)	-	(3.6)
Proceeds from the sale of discontinued operations	-	2.8	-	97.3
Net cash (used for) provided by investing activities of
continuing operations	(6.7)	(8.7)	(17.9)	13.8
FINANCING
Net repayment of financing obligations	(127.8)	(190.6)	(54.5)	(219.2)
Issuance and repurchase of common stock	0.9	(0.4)	0.1	(0.1)
Net repayment of long-term debt	-	(1.0)	(0.3)	(0.2)
Net repayment of capital lease obligations	(0.4)	(0.4)	(1.2)	(0.4)
Cash dividends paid	-	-	-	(6.5)
Net cash used for financing activities of
continuing operations	(127.3)	(192.4)	(55.9)	(226.4)
Effect of exchange rates on cash and cash equivalents	(0.2)	(0.9)	0.3	(0.9)
Net cash provided by (used for) discontinued operations	-	(2.0)	0.8	(25.0)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4.2	15.2	(16.6)	(4.9)
Cash and cash equivalents at beginning of period	32.8	38.4	53.6	58.5
Cash and cash equivalents at end of period	$37.0	$53.6	$37.0	$53.6

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited
	Quarter Ended		Year Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Borders Superstores
Sales	$723.1	$842.5	$2,265.8	$2,625.4
Depreciation expense	18.9	19.8	85.0	90.7
Operating income (loss)	33.0	17.1	(47.1)	(100.9)

Waldenbooks Specialty Retail
Sales	$163.0	$195.6	$387.3	$480.0
Depreciation expense	2.6	3.7	8.3	10.6
Operating income (loss)	(13.4)	11.5	(33.3)	(27.5)

International (1)
Sales	$51.2	$43.2	$138.0	$136.7
Depreciation expense	1.4	1.2	5.5	5.8
Operating income	3.9	5.5	0.9	3.7

Corporate (2)
Operating loss	$(2.0)	$(7.1)	$(15.4)	$(24.5)

Consolidated
Sales	$937.3	$1,081.3	$2,791.1	$3,242.1
Depreciation expense	22.9	24.7	98.8	107.1
Operating income (loss)	21.5	27.0	(94.9)	(149.2)

(1)	Excludes the results of 2008 discontinued operations (Borders Australia, Borders New Zealand and Borders Singapore).
(2)	The Corporate segment includes various corporate governance costs and corporate incentive costs.

Borders Group, Inc. Disclosures Regarding Non-GAAP Financial Information
(dollars in millions, except per share amounts)
Unaudited

We discuss several measures of operating performance within this news release, including (i) adjusted EBITDA and (ii) debt net of cash, both of which are considered non-GAAP measures within the meaning of Regulation G of the Securities and Exchange Commission and which are not measures of operating performance calculated in accordance with GAAP. We believe excluding certain recurring non-operating items, as detailed in the following tables, from our financial results provides investors with a clearer perspective of the current underlying operating performance of the company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decision-making. We use these non-GAAP financial measures as an internal measure of business operating performance, to establish operational goals, and to analyze trends.

A reconciliation of each non-GAAP measure discussed in this news release to its most comparable measure calculated in accordance with GAAP follows below.

(i) Loss from continuing operations is the financial measure calculated and presented in accordance with GAAP that is the most comparable to adjusted EBITDA. The table below reconciles adjusted EBITDA to loss from continuing operations.

	Quarter Ended		Year Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Reconciliation of adjusted EBITDA
Income (loss) from continuing operations	$59.9	$28.9	$(110.2)	$(184.7)
Adjustments to reconcile income (loss) from continuing operations to adjusted EBITDA:
Income taxes	(30.1)	-	(29.5)	30.2
Total interest expense (income)	(8.3)	(1.9)	44.8	5.3
Depreciation	22.9	24.7	98.8	107.1
EBITDA	44.4	51.7	3.9	(42.1)
Consulting, professional and other fees (Gross margin and SG&A)	0.5	8.2	10.6	21.6
Store closure and related costs (Gross margin and SG&A)	11.8	13.8	11.5	12.4
Severance and other compensation costs (Gross margin and SG&A)	4.9	11.6	10.3	18.4
Goodwill impairment	-	40.3	-	40.3
Asset impairments and other writedowns (Asset impairments and Gross margin)	29.7	7.0	30.7	57.1
Adjusted EBITDA	$91.3	$132.6	$67.0	$107.7

(ii) Short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents are the measures calculated and presented in accordance with GAAP that are the most comparable to debt net of cash. The table below reconciles debt net of cash to short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents.

	January 30, 2010	January 31, 2009
Reconciliation of debt net of cash
Short-term borrowings and the current portion of long-term debt	$275.4	$329.8
Long-term debt	6.6	6.4
Total debt	282.0	336.2
Less: cash and cash equivalents	37.0	53.6
Debt net of cash	$245.0	$282.6